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                                                                   EXHIBIT 99

FOR IMMEDIATE RELEASE                 Contact: Donald J. Radkoski (614) 492-4901
June 6, 2005                                       or Mary Cusick (614) 492-4920


BOB EVANS FARMS ANNOUNCES FOURTH QUARTER AND FISCAL 2005 FINANCIAL RESULTS; MAY SAME-STORE SALES

         COLUMBUS, Ohio - Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced financial results for the fiscal fourth quarter and year ended April 29, 2005. The quarter and fiscal year comprised 13 and 52 weeks, respectively, compared with 14 and 53 weeks in the corresponding periods a year ago. The company estimates that a year ago, the extra week in the quarter and the year added $22.7 million to reported net sales and approximately $5.0 million to operating income.

         Net sales for the fourth quarter were $382.6 million, a 22 percent increase from $313.9 million in last year's fourth quarter. The increase is attributable to the company's acquisition of Mimi's Cafe restaurants in July 2004. Net income for the quarter was $5.5 million, or $0.16 per share on a diluted basis, compared with $19.3 million, or $0.54 per share, a year ago. For the full year, net sales were approximately $1.5 billion, up 22 percent. Net income for the year was $37.0 million, or $1.04 per share, compared with $72.0 million, or $2.03 per share, in fiscal 2004.

         Lower net income for the quarter and the year primarily reflects the impact of reduced same-store sales on operating margins at Bob Evans Restaurants. In addition, results for both periods include approximately $0.05 per share in additional depreciation and amortization expense related to the finalization of the Mimi's Cafe purchase price allocation.

         In the restaurant segment, sales for the quarter increased 26 percent, reflecting the addition of Mimi's. Same-store sales at Bob Evans Restaurants were down 3.4 percent from a year ago, with average menu prices down 0.6 percent. At Mimi's Cafe, same-store sales for the quarter rose 5.1 percent, with average menu prices up 2.6 percent. The segment's reported operating income for the quarter was down 75 percent. This year's fourth quarter included additional depreciation and amortization expense at Mimi's related to the finalization of the Mimi's Cafe purchase price. For the full year, the restaurant segment's sales rose 25 percent, and operating income declined 40 percent.

         The company also announced today that same-store sales in "core" Bob Evans Restaurants (494 stores which were open for the full 12 months in both fiscal years 2004 and 2005) for the fiscal 2006 month of May (the four weeks ended May 27) decreased 2.4 percent from the same period a year ago. Average menu prices for the fiscal month were down approximately 1.5 percent. Mimi's Cafe same-store sales in "core" restaurants (70 stores which were open for the full 12 months in both fiscal years 2004 and 2005) for the equivalent fiscal 2006 month of May increased 4.8 percent from the same period a year ago. Average menu prices for the month were up approximately 2.6 percent.

         "Sales and profitability at Bob Evans Restaurants clearly remain under pressure," said Stewart K. Owens, chairman of the board and chief executive officer. "We believe this reflects the dynamics of our regional economy here in the Midwest, where we operate a majority of our restaurants, as well as the intensely competitive industry environment. Our older, core customer has not been eating with us as

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frequently and sales have not responded as much as we expected to our customer satisfaction and value initiatives. These programs also have increased our food and labor costs. We are continuing to pursue a variety of marketing and new product strategies to address these challenges.

         "On the other hand," Owens noted, "Mimi's Cafe continues to see strong same-store sales, which were up 4.4 percent for the portion of the fiscal year following the acquisition. New restaurants were successfully opened in a variety of markets outside Mimi's core territory in the West and Southwest. We remain excited about Mimi's future growth potential."

         During fiscal 2005, the company opened 37 new Bob Evans Restaurants and 11 Mimi's Cafes, which brought their totals at year-end to 591 and 92, respectively. Given the uncertain outlook for Bob Evans Restaurants, as well as the capital expenditure requirements associated with the expansion of Mimi's Cafe to 15 openings in fiscal 2006, the company plans to reduce to 20 the new Bob Evans unit openings. In addition, remodeling and rebuilding programs for existing Bob Evans units will be accelerated.

         Sales and profitability in the food products segment improved in the fourth quarter. The segment's reported sales rose 4 percent and operating income increased 9 percent; excluding the extra week of operations a year ago, food products operating income was up 23 percent. Also adjusted for the extra week, pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 8 percent. Hog costs in the company's sausage business averaged $49.00 per hundredweight for the quarter - a 14 percent increase from a year ago, but much less than the 49 percent year-to-year increase in the third quarter. For the full year, however, the segment's operating income was down 47 percent on an 8 percent sales increase.

         Owens commented, "We are encouraged by the strong sales momentum in our retail food business, which is being driven primarily by new products such as refrigerated macaroni and cheese, mashed potatoes, and our new Bob Evans prepared dinner entrees. In addition, it appears that hog cost comparisons in our sausage business are finally flattening out, a welcome relief after two full years of upward pressure."

         Owens concluded, "In view of the uncertain situation at Bob Evans Restaurants, we have decided to temporarily discontinue our practice of providing specific earnings per share guidance. Directionally, however, we would expect earnings to be down significantly again in the first quarter of fiscal 2006, with comparisons possibly improving later in the year."

         Bob Evans Farms, Inc. owns and operates 589 full-service, family restaurants in 20 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. In addition, the company operates 93 Mimi's Cafe casual restaurants located in 13 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com .


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                         CONSOLIDATED FINANCIAL RESULTS
                       (Thousands, except per share data)

                                           Three Months Ended                         Year Ended
                                           ------------------                         ----------
                                    Apr. 29, 2005      Apr. 30, 2004       Apr. 29, 2005       Apr. 30, 2004
                                    -------------      -------------       -------------       -------------
Net Sales
  Restaurant Segment                 $  324,311          $  257,806          $1,230,301          $  984,896
  Food Products Segment                  58,273              56,062             229,894             213,101
                                     ----------          ----------          ----------          ----------
     Total                           $  382,584          $  313,868          $1,460,195          $1,197,997

Operating Income
  Restaurant Segment                 $    6,464          $   25,564          $   57,710          $   95,878
  Food Products Segment                   5,055               4,656               9,196              17,423
                                     ----------          ----------          ----------          ----------
     Total                           $   11,519          $   30,220          $   66,906          $  113,301

Net Interest Expense                 $    2,897          $      247          $    9,234          $    1,311

Income Before Income Taxes           $    8,622          $   29,973          $   57,672          $  111,990

Provisions for Income Taxes          $    3,095          $   10,675          $   20,704          $   39,955

Net Income                           $    5,527          $   19,298          $   36,968          $   72,035

Earnings Per Share
  Basic                              $     0.16          $     0.55          $     1.05          $     2.07
  Diluted                            $     0.16          $     0.54          $     1.04          $     2.03

Average Shares Outstanding
  Basic                                  35,373              35,234              35,315              34,878
  Diluted                                35,610              35,856              35,644              35,513

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this report which are not statements of historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In addition, certain statements in future filings by the company with the Securities and Exchange Commission, in press releases and in oral and written statements made by or with the approval of the company which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include statements of plans and objectives of the company or its management or board of directors; statements regarding future economic performance; and statements of assumptions underlying such statements. Words such as "plan," "believes," "anticipates," "expects" and "intends" and similar expressions are intended to, but are not the exclusive means of, identifying those statements.

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Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

     o    Changes in hog costs

     o The possibility of severe weather conditions where the company operates its restaurants

     o    The availability and cost of acceptable new restaurant sites

     o    Shortages of restaurant labor

     o Acceptance of the company's restaurant concepts into new geographic areas

     o Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi's Cafe

     o Unanticipated changes in business and economic conditions affecting Mimi's Cafe

     o Other risks disclosed from time to time in the company's securities filings and press releases

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.

         Company executives will discuss the results during a conference call Tuesday, June 7, 2005, at 10 a.m. ET. To listen, call (800) 253-6872 (toll free) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay for 48 hours, beginning Tuesday, June 7, 2005, immediately following the call by calling toll free (877) 519-4471, pin code 6135949. The webcast version will also be archived on the company's Web site.